EXHIBIT 99.1

Titan Machinery Inc. Announces Fiscal Second Quarter Ended July 31, 2009 Results

-Company Reiterates Previously Issued Fiscal 2010 Revenue and Earnings Per Share Outlook-

- Second Quarter Revenue Increased 43% to $193 Million-

-Second Quarter Gross Profit Increased 42% to $36 Million-

-Second Quarter Pre-Tax Income Increased 47% to $8.2 Million-

-Company Recently Completed Two Acquisitions of Agricultural Equipment Dealerships-

Fargo, ND — September 9, 2009 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the second quarter and six-months ended July 31, 2009.

Fiscal 2010 Second Quarter

For the second quarter of fiscal 2010, revenue increased 43.2% to $193.2 million from revenue of $134.9 million in the second quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $141.1 million, compared to $97.8 million in the second quarter last year.  Parts sales were $32.5 million in the second quarter, up from $23.6 million in the second quarter last year.  Revenue generated from service improved to $15.6 million in the quarter, compared to $10.8 million in the second quarter last year.

Gross profit for the fiscal second quarter increased 41.6% to $36.0 million, compared to $25.4 million in the second quarter of last year. The Company’s gross profit margin was 18.6% in the fiscal second quarter, compared to 18.8% in the second quarter last year.  Gross profit from parts and service revenue contributed 54% of overall gross profit for the fiscal second quarter 2010, which is the same as in the second quarter last year.

Operating income for the fiscal 2010 second quarter increased 56.8% to $9.3 million, compared to $6.0 million in the second quarter last year.  Operating margin increased to 4.8%, compared to 4.4% in the second quarter last year.  Pre-tax income for the fiscal second quarter increased 46.9% to $8.2 million, compared to $5.6 million in the second quarter last year.

Net income for the fiscal second quarter of 2010 was $4.9 million, compared to net income of $3.3 million in the second quarter last year.  Earnings per diluted share for the fiscal second quarter of 2010 were $0.27 on approximately 18.0 million shares outstanding, compared to $0.19 per diluted share on approximately 17.2 million shares outstanding in the second quarter last year.

Fiscal 2010 First Six-Months Results

For the six-months ended July 31, 2009, revenue increased 25.0% to $359.5 million from $287.5 million for the same period last year. Gross margin for the first six-months of fiscal 2010 increased to 17.9%, compared to 17.4% in the same period last year. Pre-tax income for the first six months of fiscal 2010 was $11.3 million for a pre-tax margin of 3.1%, compared to $11.3 million, or a pre-tax margin of 3.9%, for the same period last year. Net income for the first six months of fiscal 2010 was $6.6 million, or $0.37 per diluted share, compared to $6.7 million, or $0.43 per diluted share, in the same period last year. The six-month weighted average shares outstanding increased 15.6% to 17.9 million from 15.5 million last year.  The increase was due to the Company’s May 2008 follow-on offering.

Balance Sheet

The Company ended the second quarter of fiscal 2010 with a strong balance sheet. The Company’s cash and cash equivalents were $86.0 million as of July 31, 2009.    Working capital at the end of the second quarter of fiscal 2010 was $153.3 million.  As of July 31, 2009, the Company had $105.9 million available of its $365 million total discretionary floorplan lines of credit; additionally, the Company had $24.75 million of available borrowings under its $25 million operating line of credit.  Long-term debt, including current maturities and advances, was $39.6 million at the end of the second quarter of fiscal 2010.

“We are pleased with our solid performance in the second quarter of fiscal 2010.  Based on our six-month results and the current outlook for the remainder of the year, we are reiterating our annual revenue and earnings per share guidance,” stated David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “Our improved equipment availability, combined with the exceptional parts and service departments we offer our customers, have enabled all three of our main revenue sources—equipment, parts, and services—to contribute to our quarter-over-quarter revenue growth of 43%.”

Mr. Meyer continued, “Our agriculture equipment business remained strong in the second quarter as our customers continue to have solid balance sheets and ample access to credit, which enables them to invest in equipment.  Although there has been some recent volatility in commodity prices, there have been a number of marketing strategies for this year’s crop driving continued purchases of large tractors and combines.  On the construction equipment side of our business, we continued to experience softness in the second quarter due to the impact of the continued economic downturn on the construction industry.  We are currently integrating our recent construction acquisitions into our Titan Operating Model, which we believe will benefit our business in the long-term.”

Mr. Meyer concluded, “Year-to-date, we have completed four acquisitions and opened one new store, strengthening our position as the leading CNH dealer in North America.  Our team is doing an excellent job implementing our Titan Operating Model in these new stores, and we are benefiting from our reputation of providing farmers and contractors with the best value and selection of equipment and parts as well as superior service.  As we enter the back half of fiscal 2010, we remain confident in our ability to continue to deliver strong results.”

Acquisitions

The Company recently closed two agricultural equipment dealership acquisitions with aggregate  revenues of $3.5 million in their most recently completed fiscal years.

Valley Equipment, Inc., with one store in Mayville, North Dakota, is a Case IH brand agriculture equipment dealership.  Located in the Red River Valley, Mayville is a progressive agriculture community with highly productive soils and is strategically located between Titan Machinery’s Grand Forks and Arthur stores.

Lickness Bros. Implement, Co., with one store in Britton, South Dakota, is a Case IH brand agriculture equipment dealership.  Lickness Bros. Implement Co. is strategically located in the fertile James River Valley, between Titan Machinery’s Lisbon, North Dakota and Aberdeen, South Dakota stores.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the Company’s business.  The Company is affirming its revenue and net income guidance for the full year ending January 31, 2010.  It continues to expect to achieve revenue in the range of $750 million to $790 million. Net income is expected to be in the range of $16.6 million to $18.7 million.  The Company expects to achieve earnings per diluted share in the range of $0.92 to $1.04.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2010 are estimated to be approximately 18.0 million shares.

Conference Call and PowerPoint Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 941-8631 from the U.S. International callers can dial (480) 629-9820. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 23, 2009, by dialing (800) 406-7325 from the U.S., or (303) 590-3030  from international locations, and entering confirmation code 4150105. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The Titan Machinery network consists of 68 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH) Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected results of operations for the fiscal year ending January 31, 2010, our beliefs and expectations with respect to the industries in which we operate, our newly-acquired and newly-opened stores, the anticipated benefits we expect based on our size and the strength of our balance sheet, and the expected synergies to be derived from our acquisitions, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The global financial turmoil during the past several months has generated an historic amount of uncertainty and volatility making it particularly difficult to forecast results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except share data)

	July 31,	January 31,
	2009	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$85,981	$41,047
U.S. treasury bills	—	44,994
Total cash, cash equivalents and U.S. treasury bills	85,981	86,041

Receivables, net	20,524	19,627
Inventories	346,463	241,094
Prepaid expenses	695	532
Income taxes receivable	—	1,433
Deferred income taxes	1,923	1,426

Total current assets	455,586	350,153

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	1,784	1,509
Goodwill	13,702	12,464
Intangible assets, net of accumulated amortization	329	366
Other	538	487
	16,353	14,826

PROPERTY AND EQUIPMENT, net of accumulated depreciation	47,609	45,269

	$519,548	$410,248

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$14,685	$18,652
Floorplan notes payable	257,563	166,481
Current maturities of long-term debt and short-term advances	11,511	7,623
Customer deposits	9,516	15,158
Accrued expenses	7,402	8,308
Income taxes payable	1,609	—

Total current liabilities	302,286	216,222

LONG-TERM LIABILITIES
Long-term debt, less current maturities	28,107	14,810
Deferred income taxes	4,389	3,503
Other long term liabilities	3,926	1,946
	36,422	20,259

STOCKHOLDERS' EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,755 at July 31, 2009 and 17,657, at January 31, 2009	—	—
Additional paid-in-capital	138,187	137,755
Retained earnings	42,653	36,012
	180,840	173,767

	$519,548	$410,248

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$141,142	$97,840	$266,007	$218,754
Parts	32,454	23,612	58,852	45,116
Service	15,640	10,788	28,182	19,732
Other, including trucking and rental	3,956	2,665	6,452	3,885
TOTAL REVENUE	193,192	134,905	359,493	287,487

COST OF REVENUE
Equipment	125,452	86,986	237,752	194,904
Parts	22,939	16,689	41,476	32,483
Service	5,586	3,907	10,186	7,325
Other, including trucking and rental	3,207	1,894	5,555	2,747
TOTAL COST OF REVENUE	157,184	109,476	294,969	237,459

GROSS PROFIT	36,008	25,429	64,524	50,028

OPERATING EXPENSES	26,662	19,470	51,367	37,652

INCOME FROM OPERATIONS	9,346	5,959	13,157	12,376

OTHER INCOME (EXPENSE)
Interest and other income	140	450	351	761
Floorplan interest expense	(932)	(578)	(1,663)	(1,299)
Interest expense other	(328)	(230)	(591)	(543)

INCOME BEFORE INCOME TAXES	8,226	5,601	11,254	11,295

PROVISION FOR INCOME TAXES	(3,375)	(2,269)	(4,613)	(4,575)

NET INCOME	$4,851	$3,332	$6,641	$6,720

EARNINGS PER SHARE - BASIC	$0.28	$0.20	$0.38	$0.45
EARNINGS PER SHARE - DILUTED	$0.27	$0.19	$0.37	$0.43